Exhibit 99.1

Wesco Aircraft Appoints Jay L. Haberland

to Board of Directors

VALENCIA, CA, October 24, 2011 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced that Jay L. Haberland has been elected to its Board of Directors, effective immediately. Mr. Haberland will also serve as a member of Wesco’s Audit Committee, replacing Adam J. Palmer in that capacity.

In conjunction with Mr. Haberland’s election to the Board of Directors, the size of the Board will be increased to nine members. Mr. Haberland will serve as a Class I director, with his initial term expiring at Wesco’s 2012 Annual Meeting of Stockholders.

Mr. Haberland retired from United Technologies Corporation (UTC) in 2008, where he worked for 14 years, most recently as Vice President of Business Controls. Previously, he was the Chief Financial Officer at Sikorsky Aircraft Corporation, a multi-billion dollar, wholly-owned subsidiary of UTC. He also served as Vice President and Controller, Acting CFO, and Director of Internal Audit during his tenure at UTC.

Prior to UTC, Mr. Haberland held a variety of leadership positions at the Black & Decker Corporation. He began his career with PricewaterhouseCoopers in Boston.

Mr. Haberland also serves as a member of the Board of Directors of Ducommun Incorporated and is the Chairman of its Audit Committee.

Randy Snyder, Chairman and Chief Executive Officer of Wesco Aircraft, stated, “We are delighted to welcome Jay to our Board of Directors. His strong financial and operational experience, as well as intimate knowledge of the aerospace and defense industries, will be a valuable asset as a member of our Board of Directors.”

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of approximately 450,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,000 employees across 28 locations in 10 countries.

Contact Information:

Richard Zubek

Investor Relations

661-802-5078

InvestorRelations@wescoair.com